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                                                                      EXHIBIT 16

January 28, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read Item 4 of Form 8-K dated January 21, 1998 of MC Liquidating Corporation (formerly Midcom Communications, Inc.) and are in agreement with the statement contained in the first sentence of paragraph 1, and with the statements contained in paragraphs 2, 4, 5 and 6. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning material weaknesses, included in the sixth paragraph, we had considered such matters in determining the nature, timing, and extent of procedures performed in our audit of the registrant's 1995 financial statements.

                                       /s/ ERNST & YOUNG, LLP